Exhibit 10.57
PERSONAL / CONFIDENTIAL
Mr. Marc de La Guéronnière
Carrer Enrique Gimenez 17, 5° 2a
Barcelona 08034
Spain

Date	January 27, 2011
Reference	CM/em
Direct Dial	+41 44 944 24 45
Telefax	+41 44 944 22 55
Employment Agreement
between Mettler-Toledo International Inc., Im Langacher, 8606 Greifensee, Switzerland, and Marc de La Guéronnière born January 5, 1964, citizen of France.
The parties enter into an employment agreement on the terms and conditions set forth below:

Function	Head European Market Organizations, Member of the Group Management Committee (GMC) of the METTLER TOLEDO Group.

Employing Company / Position Location	Mettler-Toledo SAS, Viroflay, France (MT-F). The principal place of work is Paris. Given the international presence of the company, employee’s duties will require regular business travel to the Group’s various locations, in particular throughout Europe.

If not otherwise stipulated in this agreement, the general rules of employment of MT-F apply.

Remuneration	Base Salary of EUR 204’000.— gross per annum, effective August 1, 2011, payable in twelve equal monthly installments of EUR 17’000.—.

Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then-current plan and regulations. Under this plan employee is eligible to earn a cash incentive based upon achievement of various financial and personal targets. For 100% target achievement, the incentive is currently EUR 91’800.— gross (45% of base salary). The scaling of the incentive system and selection and weighting of targets, including personal targets, are at the sole discretion of the Compensation Committee of the Board of Directors.

Employment Agreement Marc de La Guéronnière dated January 27, 2011 Head European Market Organizations	2

Expenses	Reimbursement of actual business expenses against documentation in line with MT-F regulations and Group policies.

Company Car	Employee shall be provided with a company car in line with the company car rules and regulations of MT-F, as actually valid or as may be amended from time to time.

Equity Incentive Plan	Participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time.

Personnel Insurance	Participation in the personnel insurance plans as statutory in France and as established by MT-F for its employees and as might be amended from time to time. Actual plans in place:
▪	Social security and retirement plan

▪	Disability and life insurance

▪	Medical insurance (health & accident)

Vacation	30 working days per calendar year, which includes compensation for overtime. Unused vacation days cannot be converted for cash payment. Unused vacation days in a given year will not be carried forward.

Duration /Notice Period/ Termination	This employment agreement in effective as of August 1, 2011 and is of unlimited duration. It can be terminated by either party without cause by giving 12 months notice in writing to the end of a month.

Confidentiality	Employee agrees to keep confidential both during and after his employment with METTLER TOLEDO all information of a confidential nature not generally known outside of METTLER TOLEDO, and not to use such confidential information other than for purposes of performing his duties for METTLER TOLEDO.

Non-Competition	While employee is employed by METTLER TOLEDO and for a period of twelve months after his termination, employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

Previous Employment Agreements	With the effectiveness of this Employment Agreement, all previous agreements with METTLER TOLEDO shall be considered as cancelled. The acquired years of service since July 15, 2001 are taken into consideration where applicable.

Applicable Law	This agreement shall be governed by French law.

Mettler-Toledo International Inc.	The Employee

Olivier Filliol	Christian Magloth	Marc de La Guéronnière
Enclosure: — GMC POBS Plus Regulations